Exhibit 2.1

EXECUTION VERSION

FIRST AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

This First Amendment (this “Amendment”), dated as of April 6, 2012, is made and entered into by and among K-9 HOLDINGS, INC., a Delaware corporation (“Parent”), K-9 ACQUISITION, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) and GREAT WOLF RESORTS, INC., a Delaware corporation (the “Company”). Capitalized terms used and not otherwise defined herein have the meanings set forth in the Merger Agreement (as defined below).

WHEREAS, Parent, Merger Sub and the Company are parties to that certain Agreement and Plan of Merger, dated as of March 12, 2012 (the “Merger Agreement”);

WHEREAS, in accordance with Section 9.8 of the Merger Agreement, the Parties desire to amend the Merger Agreement as set forth in this Amendment so as to, among other things, increase the Offer Price in the Tender Offer from $5.00 to $6.75;

WHEREAS, the Company Board, at a meeting thereof duly called and held, has unanimously (including a majority of disinterested directors) (a) approved and declared advisable this Amendment, the Merger and the transactions contemplated by the Merger Agreement, as amended by this Amendment, including the Tender Offer, as supplemented in accordance with this Amendment, (b) declared that it is in the best interests of the stockholders of the Company that the Company enter into this Amendment and the Merger Agreement, as amended by this Amendment, and consummate the Merger and the other transactions contemplated by the Merger Agreement, as amended by this Amendment, (c) directed that, to the extent required by applicable Law, the adoption of the Merger Agreement, as amended by this Amendment, be submitted to a vote at a meeting of the stockholders of the Company and (d) resolved and agreed to recommend to the Stockholders of the Company that they accept the Tender Offer as supplemented in accordance with this Amendment, tender their Common Stock into the Tender Offer, as supplemented in accordance with this Amendment, and, to the extent required by applicable Law, vote in favor of the approval and adoption of the Merger Agreement, as amended by this Amendment, and the transactions contemplated thereby and hereby, including the Merger and the Tender Offer, in each case on the terms and subject to the conditions of the Merger Agreement, as amended by this Amendment;

WHEREAS, the board of directors of Merger Sub has unanimously approved and declared advisable, and the board of directors of Parent has unanimously approved, this Amendment, the Merger and the transactions contemplated by the Merger Agreement, as amended by this Amendment, on the terms and subject to the conditions set forth in the Merger Agreement, as amended by this Amendment;

WHEREAS, concurrently with the execution of this Amendment, and as a condition and inducement to the willingness of the Company to enter into this Amendment, Parent has delivered to the Company an amended and restated Equity Commitment Letter from the Sponsors to provide equity financing to Parent and/or Merger Sub to which the Company is an express third-party beneficiary pursuant to the terms and subject to the conditions and limitations thereof (as amended and restated, the “Equity Commitment Letter”); and

WHEREAS, concurrently with the execution of this Amendment, and as a condition and inducement to the willingness of the Company to enter into this Amendment, Parent has delivered to the Company an amended and restated Limited Guarantee from the Sponsors in favor of the Company with respect to certain of Parent’s and Merger Sub’s obligations under the Merger Agreement, as amended by this Amendment, as further specified therein (as amended and restated, the “Limited Guarantee”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

A. Amendments to the Merger Agreement. The Merger Agreement is hereby amended as follows:

1. Preamble. The Preamble in the Merger Agreement is amended and restated as follows:

“AGREEMENT AND PLAN OF MERGER, dated as of March 12, 2012 (as amended on April 6, 2012 and as the same may be amended or supplemented from time to time in accordance with Section 9.8, this “Agreement”), by and among K-9 HOLDINGS, INC., a Delaware corporation (“Parent”), K-9 ACQUISITION, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and GREAT WOLF RESORTS, INC., a Delaware corporation (the “Company”).”

2. Recitals.

(a) The first four recitals in the Merger Agreement are deleted in their entirety and replaced with the following:

“WHEREAS, Merger Sub commenced a tender offer to purchase all of the outstanding shares of Common Stock at a price per share of Common Stock of $5.00 net to the seller in cash (the “Initial Offer Price”), on the terms and subject to the conditions set forth herein;

WHEREAS, it is proposed that Merger Sub shall amend the tender offer (as amended and supplemented, and as it may be further amended or supplemented from time to time as permitted by this Agreement, the “Tender Offer”) to increase the Initial Offer Price to $6.75 net to seller in cash (such amount or any greater amount per share of Common Stock as may be paid pursuant to the Tender Offer or as may be equitably adjusted as provided herein, the “Offer Price”) on the terms and subject to the conditions set forth herein;

WHEREAS, the parties intend that following the consummation of the Tender Offer, Merger Sub shall be merged with and into the Company on the terms and subject to the conditions of this Agreement (the “Merger”);

WHEREAS, the board of directors of the Company (the “Company Board”), at a meeting thereof duly called and held on March 12, 2012, has unanimously (including a majority of disinterested directors) (a) approved and declared advisable this Agreement (without giving effect to the First Amendment), the Merger and the transactions contemplated by this Agreement (without giving effect to the First Amendment), including the Tender Offer, (b) declared that it is in the best interests of the stockholders of the Company that the Company enter into this Agreement (without giving effect to the First Amendment) and consummate the Merger and the other transactions contemplated by this Agreement (without giving effect to the First Amendment), (c) directed that, to the extent required by applicable Law, the adoption of this Agreement (without giving effect to the First Amendment) be submitted to a vote at a meeting of the stockholders of the Company and (d) resolved and agreed to recommend to the Stockholders of the Company that they accept the Tender Offer, tender their Common Stock into the Tender Offer and, to the extent required by applicable Law, vote in favor of the approval and adoption of this Agreement (without giving effect to the First Amendment) and the transactions contemplated hereby (without giving effect to the First Amendment) including the Merger and the Tender Offer, in each case on the terms and subject to the conditions of this Agreement (without giving effect to the First Amendment);

WHEREAS, the Company Board, at a meeting thereof duly called and held on April 6, 2012, has unanimously (including a majority of disinterested directors) (a) approved and declared advisable the First Amendment, the Merger and the transactions contemplated by this Agreement (as amended by the First Amendment), including the Tender Offer, as supplemented in accordance with the First Amendment, (b) declared that it is in the best interests of the stockholders of the Company that the Company enter into this Agreement (as amended by the First Amendment) and consummate the Merger and the other transactions contemplated by this Agreement (as amended by the First Amendment), (c) directed that, to the extent required by applicable Law, the adoption of this Agreement (as amended by the First Amendment), be submitted to a vote at a meeting of the stockholders of the Company and (d) resolved and agreed to recommend to the Stockholders of the Company that they accept the Tender Offer, as supplemented in accordance with the First Amendment, tender their Common Stock into the Tender Offer, as supplemented in accordance with the First Amendment, and, to the extent required by applicable Law, vote in favor of the approval and adoption of this Agreement (as amended by the First Amendment) and the transactions contemplated hereby, including the Merger and the Tender Offer, as supplemented in accordance with the First Amendment, in each case on the terms and subject to the conditions of this Agreement (as amended by the First Amendment);

WHEREAS, the board of directors of Merger Sub has unanimously approved and declared advisable, and the board of directors of Parent has unanimously approved, this Agreement (as amended by the First Amendment), the First Amendment, the Merger and the transactions contemplated by this Agreement (as amended by the First Amendment), on the terms and subject to the conditions set forth in this Agreement (as amended by the First Amendment);”

(b) The seventh recital in the Merger Agreement, is hereby amended and restated as follows:

“WHEREAS, concurrently with the execution of the First Amendment, and as a condition and inducement to the willingness of the Company to enter into the First Amendment, the Sponsors are entering into an Amended and Restated Limited Guarantee in favor of the Company with respect to certain of Parent’s and Merger Sub’s obligations under this Agreement as further specified therein.”

3. Section 1.1(a) – The Tender Offer. Section 1.1(a) of the Merger Agreement is (y) amended by inserting the word “Initial” immediately preceding the term “Offer Price” in the first sentence of Section 1.1(a) of the Merger Agreement and (z) further amended by adding the following sentence immediately following the first sentence thereof:

“If this Agreement shall not have been terminated in accordance with Article VIII, as promptly as reasonably practicable, and in any event no more than two Business Days following the date of execution of the First Amendment (but subject to applicable Law), Merger Sub shall, and Parent shall cause Merger Sub to amend its previously commenced (within the meaning of Rule 14d-2 under the Exchange Act offer to purchase all outstanding shares of Common Stock to reflect the Offer Price.

4. Section 1.2 – Tender Offer Documents. Section 1.2 of the Merger Agreement is amended by inserting the word “Initial” immediately preceding the use of the term “Fairness Opinion” in the fourth sentence of Section 1.2 of the Merger Agreement and is further amended by inserting the following as a new paragraph at the end of Section 1.2 of the Merger Agreement:

“As promptly as reasonably practicable following the date of execution of the First Amendment, but in no event later than two Business Days thereafter, Parent and Merger Sub shall (a) file an amendment to the Schedule TO, which shall (i) be in a form reasonably satisfactory to the Company (provided the Company completes its review and provides its comments thereto in a timely manner), (ii) comply in all material respects with all applicable federal securities Laws and (iii) contain or shall incorporate by reference the supplement to the Offer to Purchase and (b) cause the Tender Offer Documents to be disseminated to the Company’s stockholders, in each case as and to the extent required by applicable federal securities Laws. The Company hereby consents to the inclusion in the Tender Offer Documents of the Fairness Opinion and all other material disclosure relating to the Company Financial Advisor (including the fees and other consideration that the Company Financial Advisor will receive upon consummation of the Tender Offer and the Merger).”

5. Section 1.3(a) – Company Actions. Section 1.3(a) of the Merger Agreement is amended and restated as follows:

“The Company hereby consents to the Tender Offer and to the inclusion in the Tender Offer Documents of (i) the Initial Company Board Recommendation, to the extent such Tender Offer Documents are filed or disseminated prior to the date of execution of the First Amendment, and (ii) the Company Board Recommendation to the extent such Tender Offer Documents are filed or disseminated on or after the date of execution of the First Amendment (in each case, subject only to the Company’s right to rescind, modify or withdraw the Initial Company Board Recommendation or Company Board Recommendation, as applicable, in accordance with the provisions of Section 6.5).”

6. Section 1.3(b) – Company Actions. Section 1.3(b) of the Merger Agreement is (x) amended by inserting the word “Initial” immediately preceding the use of the term “Company Board Recommendation” in the first sentence of Section 1.3(b) of the Merger Agreement, (y) further amended by inserting the word “Initial” immediately preceding the use of the term “Fairness Opinion” in the first sentence of Section 1.3(b) of the Merger Agreement and (z) further amended by inserting the following as a new paragraph at the end of Section 1.3(b) of the Merger Agreement:

“As promptly as reasonably practicable following the date of execution of the First Amendment, the Company shall use its reasonable best efforts to file with the SEC and to mail to the Company’s stockholders on the date of filing by Parent and Merger Sub of the Tender Offer Documents (and in any event not later than the later of (i) two Business Days following the date of execution of the First Amendment, and (ii) the date of filing by Parent and Merger Sub of the Tender Offer Documents, an amended and restated solicitation/recommendation statement on Schedule 14D-9/A containing the Company Board Recommendation and the Fairness Opinion.”

7. Section 4.3 – Corporate Authorization. Section 4.3 of the Merger Agreement is amended by replacing the phrase “(this clause (d), the “Company Board Recommendation”)” in the second sentence of Section 4.3 of the Merger Agreement with the phrase “(such recommendation made pursuant to this clause (d) on March 12, 2012, the “Initial Company Board Recommendation”)” and further amended by adding the following as a new paragraph at the end of Section 4.3 of the Merger Agreement:

“As of the date of execution of the First Amendment, the Company has all necessary corporate power and authority to execute and deliver the First Amendment, to perform its obligations thereunder and hereunder, as amended by the First Amendment, solely with respect to the consummation of the Merger, subject to the receipt of the Requisite Company Vote (unless the Merger is consummated in accordance with Section 253 of the DGCL), to consummate the transactions contemplated by this Agreement (as amended by the First Amendment). As of the date of execution of the First Amendment, the Company Board at a meeting duly called and held has unanimously (including a majority of disinterested directors): (a) approved and declared advisable this Agreement (as amended by the First Amendment) and the transactions contemplated by this Agreement (as amended by the First Amendment), including the Tender Offer, as supplemented in accordance with the First Amendment, (b) declared that it is in the best interests of the stockholders of the Company that the Company enter into the First Amendment and this Agreement (as amended by the First Amendment) and consummate the Merger and any other transactions contemplated thereby and by this Agreement (as amended by the First Amendment), (c) directed that, to the extent required by applicable Law, the adoption of this Agreement (as amended by the First Amendment) be submitted to a vote at a meeting of the stockholders of the Company (unless the Merger is consummated in accordance with Section 253 of the DGCL as contemplated in Section 6.6(e)) and (d) resolved and agreed to recommend to the stockholders of the Company that they accept the Tender Offer, as supplemented in accordance with the First Amendment, tender their Common Stock into the Tender Offer, as supplemented in accordance with the First Amendment, and vote in favor of the approval and adoption of this Agreement (as amended by the First Amendment) and the transactions contemplated hereby (as amended by the First Amendment), including the Tender Offer, as supplemented in accordance with the First Amendment, and the Merger (if required by applicable Law), in each case, on the terms and subject to the conditions set forth in this Agreement (as amended by the First Amendment) (any such recommendation made pursuant to this clause (d) on the date of execution of the First Amendment, the “Company Board Recommendation”), and such approvals are sufficient such that the restrictions on business combinations set forth in Section 203(a) of the DGCL and any other Takeover Law shall not apply for any purpose to Parent, Merger Sub and their respective Affiliates, this Agreement (as amended by the First Amendment), the Merger or the other transactions contemplated hereby (as amended by the First Amendment). As of the date of execution of the First Amendment, Section 552.05 of the Wisconsin Statutes is not applicable to this Agreement (as amended by the First Amendment), the Tender Offer, as supplemented in accordance with the First Amendment, or the Merger because the Company is not a target company that meets the requirements of Section 552.05(7) of the Wisconsin Statutes. As of the date of execution of the First Amendment, other than Section 203(a) of the DGCL, there are no other Takeover Laws applicable to the Merger and the other transactions contemplated by this Agreement (as amended by the First Amendment). Assuming that the representations and warranties of Parent and Merger Sub contained in Section 5.5(c) are true and correct and either the Requisite Company Vote is received or the Merger is consummated in accordance with Section 253 of the DGCL as contemplated in Section 6.6(e), as of the date of execution of the First Amendment, the execution, delivery and performance of the First Amendment by the Company and the consummation by the Company of the transactions contemplated by this Agreement (as amended by the First Amendment) have been duly and validly authorized by all necessary corporate action on the part of the Company.”

8. Section 4.4 – Enforceability. Section 4.4 of the Merger Agreement is amended by adding the following as a new paragraph at the end of Section 4.4 of the Merger Agreement:

“As of the date of execution of the First Amendment, the First Amendment constitutes a legal, valid and binding agreement of the Company, subject to the Enforceability Exceptions.”

9. Section 4.6 – Governmental Authorizations. Section 4.6 of the Merger Agreement is amended by adding the following as a new paragraph at the end of Section 4.6 of the Merger Agreement:

“Assuming that the representations and warranties of Parent and Merger Sub contained in Section 5.3 are true and correct, as of the date of execution of the First Amendment, the execution, delivery and performance of the First Amendment by the Company and the consummation by the Company of the transactions contemplated by this Agreement (as amended by the First Amendment) do not and will not require any Governmental Authorizations, other than: (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (b) the filing with the SEC of (i) the Company Proxy Statement relating to the Company Stockholders Meeting, if necessary, (ii) the Tender Offer Documents and Schedule 14D-9 and (iii) any other filings and reports that may be required in connection with this Agreement and the transactions contemplated by this Agreement (as amended by the First Amendment) under the Exchange Act and the rules and regulations promulgated thereunder; (c) any filings and reports that may be required in connection with this Agreement (as amended by the First Amendment) and the transactions contemplated by this Agreement (as amended by the First Amendment) under state securities Laws or “blue sky” Laws (including Section 552.07 of the Wisconsin Statutes); (d) compliance with the Applicable Exchange rules and regulations; and (e) where the failure to obtain such Governmental Authorizations would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.”

10. Section 4.7 – Non-Contravention. Section 4.7 of the Merger Agreement is (y) amended by inserting the phrase “this paragraph of” immediately preceding the phrase “this Section 4.7” each time such phrase is used in clause (d) of Section 4.7, and (z) further amended by adding the following as a new paragraph at the end of Section 4.7 of the Merger Agreement:

“As of the date of execution of the First Amendment, the execution, delivery and performance of the First Amendment and this Agreement, as amended by the First Amendment, by the Company and the consummation by the Company of the transactions contemplated by the First Amendment and this Agreement (as amended by the First Amendment) do not and will not (a) contravene or conflict with, or result in any violation or breach of, any provision of (i) the Company Organizational Documents, (ii) the Company’s Subsidiaries’ certificates of incorporation and by-laws or comparable governing documents or (iii) the certificate of formation or limited liability company agreement or comparable governing documents of the Chehalis Joint Venture or any other Company Financing Party, (b) contravene or conflict with, or result in any violation or breach of, any Law applicable to the Company or any of its Subsidiaries or by which any Company Assets are bound, assuming that all Governmental Authorizations described in Section 4.6 have been obtained or made, (c) except as set forth in Section 4.7 of the Company Disclosure Letter, result in any violation or breach of, constitute a default (with or without notice or lapse of time or both) under, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties under, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person under, or result in the creation of any Lien on any of the Company’s, the Company’s Subsidiaries’ or the Chehalis Joint Venture’s assets under, any Material Contract or Real Property Lease or (d) except as set forth in Section 4.7 of the Company Disclosure Letter, require any consent, approval or other authorization of, or filing with or notification to, any Person under any Material Contract or Real Property Lease, other than in the case of clauses (c) and (d) of this paragraph of this Section 4.7 (other than any Material Contract relating to the Indebtedness of any of the Company, any Subsidiary of the Company, the Chehalis Joint Venture or any other Company Financing Party), except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.”

11. Section 4.8(h) – Capitalization. Section 4.8(h) of the Merger Agreement is amended by inserting the phrase “Initial Company Board Recommendation or” immediately preceding the use of the phrase “Company Board Recommendation” in the fifth sentence of Section 4.8(h) of the Merger Agreement.

12. Section 4.25 – Opinion of Financial Advisor. Section 4.25 of the Merger Agreement is amended and restated as follows:

“Deutsche Bank Securities Inc. (the “Company Financial Advisor”) has delivered to the Company Board its written opinion to the effect that, as of March 12, 20012, and subject to the various limitations, assumptions, factors and matters set forth therein, the Initial Offer Price and the Merger Consideration (before giving effect to the First Amendment) are fair to the stockholders of the Company from a financial point of view (such opinion, the “Initial Fairness Opinion”). As of the date of execution of the First Amendment, the Company Financial Advisor has further delivered to the Company Board its written opinion to the effect that, as of the date of execution of the First Amendment, and subject to the various limitations, assumptions, factors and matters set forth therein, the Offer Price and the Merger Consideration (after giving effect to the First Amendment) are fair to the stockholders of the Company from a financial point of view (the “Fairness Opinion”).”

13. Section 5.2 – Corporate Authorization. Section 5.2 of the Merger Agreement is amended by adding the following as a new paragraph at the end of Section 5.2 of the Merger Agreement:

“As of the date of execution of the First Amendment, each of Parent and Merger Sub has all necessary power and authority to execute and deliver the First Amendment, to perform its obligations thereunder and to consummate the transactions contemplated by this Agreement (as amended by the First Amendment). As of the date of execution of the First Amendment, the board of directors of each of Parent and Merger Sub has adopted resolutions approving this Agreement (as amended by the First Amendment), and the transactions contemplated by this Agreement (as amended by the First Amendment). As of the date of execution of the First Amendment, the board of directors of each of Parent and Merger Sub at a meeting duly called and held have unanimously (a) approved and declared advisable this Agreement (as amended by the First Amendment) and the transactions contemplated by this Agreement (as amended by the First Amendment), including the Tender Offer, as supplemented in accordance with the First Amendment, and (b) declared that it is in the best interests of the stockholders of Parent or Merger Sub that Parent or Merger Sub, as applicable, enter into the First Amendment and this Agreement (as amended by the First Amendment) and consummate the Merger and any other transactions contemplated by the First Amendment and this Agreement (as amended by the First Amendment) on the terms and subject to the conditions set forth in the First Amendment and this Agreement (as amended by the First Amendment). As of the date of execution of the First Amendment, the execution, delivery and performance of the First Amendment, by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement (as amended by the First Amendment) have been duly and validly authorized by all necessary action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve the First Amendment or to consummate the transactions contemplated by this Agreement (as amended by the First Amendment), subject to the adoption of this Agreement (as amended by the First Amendment) by Parent as the sole direct or indirect stockholder of Merger Sub. As of the date of execution of the First Amendment, the First Amendment constitutes a legal, valid and binding agreement of Parent and Merger Sub, subject to the Enforceability Exceptions. As of the date of execution of the First Amendment, no vote or consent of the stockholders of Parent is required by applicable Law, or the certificate of incorporation or bylaws or other equivalent organizational documents of Parent in connection with the Merger or the other transactions contemplated by this Agreement (as amended by the First Amendment).”

14. Section 5.3 – Government Authorizations. Section 5.3 of the Merger Agreement is amended by adding the following as a new paragraph at the end of Section 5.3 of the Merger Agreement:

“Subject to the accuracy of the Company’s representations and warranties in Section 4.3 and Section 4.6 of this Agreement, as of the date of execution of the First Amendment, the execution, delivery and performance of the First Amendment by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement (as amended by the First Amendment) do not and will not require any Governmental Authorization, other than: (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (b) the filing with the SEC of any filings or reports that may be required in connection with the First Amendment or this Agreement (as amended by the First Amendment) and the transactions contemplated by the First Amendment or this Agreement (as amended by the First Amendment) under the Exchange Act and the rules and regulations promulgated thereunder; (c) any filings and reports that may be required in connection with the First Amendment or this Agreement (as amended by the First Amendment) and the transactions contemplated by the First Amendment or this Agreement (as amended by the First Amendment) under state securities Laws or “blue sky” Laws (including Section 552.07 of the Wisconsin Statutes); and (d) where the failure to obtain such Governmental Authorizations would not, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect.”

15. Section 5.4 – Non-Contravention. Section 5.4 of the Merger Agreement is amended by adding the following as a new paragraph at the end of Section 5.4 of the Merger Agreement:

“As of the date of the First Amendment, the execution, delivery and performance of the First Amendment and this Agreement (as amended by the First Amendment) by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by the First Amendment and this Agreement (as amended by the First Amendment) do not and will not (a) contravene or conflict with, or result in any violation or breach of, any provision of the organizational documents of Parent or Merger Sub; (b) contravene or conflict with, or result in any violation or breach of, any Law applicable to Parent or any of its Subsidiaries or by which Parent Assets are bound, assuming that all Governmental Authorizations described in Section 5.3 have been obtained or made; (c) result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, any Parent Contracts, other than as would not have a Parent Material Adverse Effect; or (d) require any consent, approval or other authorization of, or filing with or notification to, any Person under any Parent Contracts, other than as, if not obtained, would not, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect.”

16. Section 5.6(a) – Financing. Section 5.6(a) of the Merger Agreement is amended and restated as follows:

“As of the date of the First Amendment, Parent has delivered to the Company true and complete copies of (i) an executed amended and restated equity commitment letter, dated as of April 6, 2012 from certain Persons party thereto (the “Sponsors”) to provide equity financing (the “Equity Financing”) to Parent and/or Merger Sub to which the Company is an express third-party beneficiary pursuant to the terms and subject to the conditions and limitations thereof as amended, modified or supplemented from time to time in accordance with its terms, the “Equity Commitment Letter”) and (ii) an executed commitment letter, dated as of March 12, 2012 (the “Forward Purchase Commitment Letter”, and together with the Equity Commitment Letter, the “Financing Commitments”), from the financial institutions party thereto (the “Forward Purchasers”) pursuant to which, and subject to the terms and conditions of which, the Forward Purchasers have committed to purchase any of the 10.875% First Mortgage Notes due 2017 issued pursuant to the 2017 First Mortgage Indenture (the “2017 First Mortgage Notes”), which are tendered to Parent or any Affiliate of Parent pursuant to a Change of Control Offer made by Parent or such Affiliate of Parent to the holders of the 2017 First Mortgage Notes (the “Forward Purchase Commitment” and, together with the equity financing pursuant to the Equity Commitment Letter, the “Financing”).”

17. Section 5.6(b) – Financing. Section 5.6(b) of the Merger Agreement is amended and restated as follows:

“Each of the Financing Commitments is a legal, valid and binding obligation of Parent or Merger Sub and, to the Knowledge of Parent, the other parties thereto. Each of the Financing Commitments is in full force and effect, and, other than the amendment and restatement of the Equity Commitment Letter on April 6, 2012, neither of the Financing Commitments has been withdrawn, rescinded or terminated or otherwise amended or modified in any respect.”

18. Section 5.6(c) – Financing. Section 5.6(c) of the Merger Agreement is amended by replacing the phrase “As of the date hereof” in the last sentence of Section 5.6(c) of the Merger Agreement with the phrase “As of the date of execution of the First Amendment”.

19. Section 5.6(e) – Financing. Section 5.6(e) of the Merger Agreement is amended by (x) inserting the phrase “As of the date of execution of the First Amendment,” at the beginning of both the first and second sentences of Section 5.6(e) of the Merger Agreement, (y) replacing the phrase “As of the date hereof” at the beginning of the third sentence of Section 5.6(e) of the Merger Agreement with the phrase “As of the date of execution of the First Amendment” and “the date hereof” at the end of the third sentence of Section 5.6(e) of the Merger Agreement with the phrase “the execution of the First Amendment” and (z) replacing the phrase “the date hereof” at the end of the second to last sentence of Section 5.6(e) of the Merger Agreement with the phrase “the date of execution of the First Amendment.”

20. Section 5.11 – Limited Guarantee. Section 5.11 of the Merger Agreement is amended and restated as follows:

“As of the date of the First Amendment, Parent and Merger Sub have delivered to the Company an amended and restated limited guarantee of the Sponsors in favor of the Company, dated as of April 6, 2012 (as amended, modified or supplemented from time to time in accordance with its terms, the “Limited Guarantee”). The Limited Guarantee is in full force and effect and, subject to the Enforceability Exceptions, constitutes the legal, valid and binding obligation of the Sponsors, enforceable in accordance with its terms, and has not, other than the amendment and restatement of the Limited Guarantee on April 6, 2012, been amended, withdrawn or rescinded in any respect. No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Sponsors under the Limited Guarantee.”

21. Section 6.5(d) – No Solicitation. Section 6.5(d) of the Merger Agreement is amended by replacing the phrase “(vi) fail to include the Company Board Recommendation in either the Schedule 14D-9 or Company Proxy Statement or” in the first sentence of Section 6.5(d) of the Merger Agreement with the phrase “(vi) fail to include the Initial Company Board Recommendation in the Schedule 14D-9 or fail to include the Company Board Recommendation in either the Schedule 14D-9 or Company Proxy Statement to the extent such Schedule 14D-9 or Company Proxy Statement is filed on or after the date of execution of the First Amendment or”.

22. Section 8.6(b) – Fees and Expenses Following Termination. Section 8.6(b) of the Merger Agreement is amended and restated as follows:

“The Company shall pay, or cause to be paid, to Parent by wire transfer of immediately available funds (x) in the cases of clauses (i), (ii) and (iii) below, an amount equal to $6.7 million and reimbursement of Parent and its Affiliates of all Expenses up to $2.3 million and (y) in the case of clauses (iv) and (v) below, an amount equal to that required to reimburse Parent and its Affiliates of all Expenses up to $2.3 million (each such amount, the “Company Termination Fee”).”

23. Section 9.1. – Certain Definitions. Section 9.1 is amended by adding the following definition to Section 9.1 of the Merger Agreement:

““(xx) First Amendment” means that certain First Amendment to this Agreement, dated as of April 6, 2012, by and among Parent, Merger Sub and the Company.”

24. Section 9.10 – Entire Agreement. Section 9.10 of the Merger Agreement is amended by adding the phrase “, that certain Letter Agreement, dated as of April 5, 2012, by and among Parent, Merger Sub and the Company,” immediately after the phrase “the Parent Disclosure Letter” in the first sentence of Section 9.10 of the Merger Agreement.

25. Section 9.11 – No Third-Party Beneficiaries. Section 9.11 of the Merger Agreement is amended by replacing (x) the reference to “Section 6.14(d)” in Section 9.11(d) of the Merger Agreement with “Section 6.16(e)” and (x) “Section 9.12” in Section 9.11(e) of the Merger Agreement with “Section 9.13”.

26. Index of Defined Terms. The Index of Defined Terms of the Merger Agreement is amended and restated by deleting the Index of Defined Terms and replacing it with the Index of Defined Terms set forth in Exhibit A to this Amendment.

B. References to Expiration Date. After giving effect to that certain Letter Agreement, dated as of April 5, 2012, by and among Parent, Merger Sub and the Company (the

“Letter Agreement”) and this Amendment, each reference in the Merger Agreement to “Expiration Date” shall refer to the Expiration Date of the Tender Offer as extended by the Letter Agreement or such later date and time to which such Expiration Date has been extended in accordance with the terms of the Merger Agreement.

C. References to the Merger Agreement. After giving effect to this Amendment, each reference in the Merger Agreement to “this Agreement”, “hereof”, “hereunder”, “herein” or words of like import referring to the Merger Agreement shall refer to the Merger Agreement as amended by this Amendment and all references in the Disclosure Schedules to “the Agreement” and “the Merger Agreement” shall refer to the Merger Agreement as amended by this Amendment.

D. Construction. Except as expressly provided in this Amendment, all references in the Merger Agreement and the Disclosure Schedules to “the date hereof” and “the date of this Agreement” shall refer to March 12, 2012.

E. Miscellaneous. This Amendment, the Merger Agreement (including the documents or instruments referred to herein, including any exhibits attached thereto and the Disclosure Schedules referred to therein, which exhibits and Disclosure Schedules are incorporated therein by reference), together, embody the entire agreement and understanding among the Parties and supersede any prior understandings, agreements, letters of intent, or representations by or among such parties, written or oral, that may have related to such subject matters. Except as specifically amended hereby, the Merger Agreement, as amended hereby, shall remain in full force and effect. The terms and provisions of Article IX of the Merger Agreement are incorporated herein by reference as if set forth herein in their entirety and shall apply mutatis mutandis to this Amendment.

*            *             *            *            *

IN WITNESS WHEREOF, the Parties have executed or caused this Amendment to be executed as of the date first written above.

K-9 HOLDINGS, INC.

By:	/s/ Aaron Stone
Name: Aaron Stone
Title: President

K-9 ACQUISITION, INC.

By:	/s/ Aaron Stone
Name: Aaron Stone
Title: President

[Signature Page to Merger Agreement Amendment]

GREAT WOLF RESORTS, INC.

By:	/s/ Kimberly K. Schaefer
Name: Kimberly K. Schaefer
Title: Chief Executive Officer

[Signature Page to Merger Agreement Amendment]

EXHIBIT A

INDEX OF DEFINED TERMS

Term	Section
2007 Junior Subordinated Notes	9.1(y)
2007 Junior Subordinated Notes Indenture	9.1(x)
2011 Audited Financials	4.11(a)
2017 First Mortgage Indenture	6.16(a)
2017 First Mortgage Notes	5.6(a)
Acceptable Confidentiality Agreement	9.1(a)
Acceptance Time	1.4(a)
Adverse Recommendation Change	6.5(d)
Affiliate	9.1(b)
Agreement	Preamble
Alternative Acquisition Agreement	9.1(c)
Applicable Exchange	9.1(d)
Balance Sheet Date	4.12(a)
Book-Entry Shares	3.1(c)(ii)
Business Day	9.1(e)
Businesses	9.1(f)
Capital Lease Obligations	9.1(g)
Certificate of Designation	6.4
Certificate of Merger	2.3
Certificates	3.1(c)(ii)
Change of Control Amendments	6.16(a)
Change of Control Offer	6.16(a)
Chehalis Audited Balance Sheet	4.11(b)
Chehalis Audited Financial Statements	4.11(b)
Chehalis Financial Statements	4.11(b)
Chehalis Joint Venture	4.5
Chosen Courts	9.5(a)
Closing	2.2
Closing Date	2.2
Code	3.2(f)
Collective Bargaining Agreement	9.1(h)
Common Stock	9.1(i)
Company	Preamble
Company Affiliate Transaction	4.24

Term	Section
Company Assets	4.7
Company Benefit Plans	4.16(a)
Company Board	Recitals
Company Board Recommendation	4.3
Company Disclosure Letter	IV
Company Financial Advisor	4.25
Company Financing Parties	4.8(h)
Company Insurer	6.9(d)
Company Leases	4.21(a)
Company Material Adverse Effect	9.1(j)
Company Option	3.3(a)
Company Option Plans	9.1(k)
Company Organizational Documents	9.1(l)
Company Permits	4.23(a)
Company Proxy Statement	4.6(b)
Company SEC Reports	4.10
Company Severance Plan	6.8(b)
Company Stock Plans	9.1(m)
Company Stockholders Meeting	4.6(b)
Company Termination Fee	8.6(b)
Concord Amendment	Recitals
Concord Mortgage Loan	9.1(n)
Confidentiality Agreement	6.3(b)
Consent Solicitation	6.16(a)
Continuation Period	6.8(a)
Contract	9.1(o)
Covered Indemnification Rights	6.9(a)
Damages	6.9(b)
DGCL	2.1
Disclosed Conditions	5.6(e)
Dissenting Shares	3.4(a)
Effective Time	2.3
Employee	6.8(a)
Enforceability Exceptions	9.1(p)
Environmental Law	4.19
Equity Commitment Letter	5.6(a)
Equity Financing	5.6(a)

Term	Section
ERISA	4.16(a)
ERISA Affiliate	4.16(c)
Exchange Act	1.1(a)
Excluded Shares	3.1(b)
Expenses	6.13
Expiration Date	1.1(b)
Fairness Opinion	4.25
Fee Letters	5.6(e)
Financing	5.6(a)
Financing Commitments	5.6(a)
First Amendment	9.1(xx)
Forward Purchase Commitment	5.6(a)
Forward Purchase Commitment Letter	5.6(a)
Forward Purchase Commitment Party	9.5(b)
Forward Purchase Termination Fee	8.6(d)
Forward Purchasers	5.6(a)
Fraud	9.1(q)
Funded Debt	9.1(r)
GAAP	4.11(a)(ii)
Governmental Authority	9.1(s)
Governmental Authorizations	4.6
Grand Mound Loans	6.1(x)
Grand Mound Term Sheet	6.1(x)
Guarantee	9.1(t)
Hazardous Substances	9.1(u)
Indebtedness	9.1(v)
Indemnified Parties	6.9(a)
Independent Directors	1.4(c)
Initial Company Board Recommendation	4.3
Initial Expiration Date	1.1(b)
Initial Fairness Opinion	4.25
Initial Offer Price	Recitals
Intellectual Property	9.1(w)
Intervening Event	6.5(f)
IRS	4.16(b)
Issuers	6.16(a)
Knowledge	9.1(z)

Term	Section
Latest Balance Sheet	4.11(b)
Law	9.1(aa)
Leased Parcel	4.21(b)
Legal Actions	4.14

Liabilities	4.12
Licensed Intellectual Property	9.1(bb)
Liens	9.1(cc)
Limited Guarantee	5.11
Material Contracts	4.15
Maximum Premium	6.9(c)
Merger	Recitals
Merger Consideration	3.1(c)(i)
Merger Sub	Preamble
New Grand Mound Loans	6.1(x)
New Junior Subordinated Notes	Recitals
New Junior Subordinated Notes Indenture	Recitals
New Plans	6.8(c)
Notes Offer Documents	6.16(d)
Notes Offers	6.16(a)
Notice Period	6.5(e)(iii)
Offer Price	Recitals
Offer to Purchase	1.2
Old Plans	6.8(c)
Orders	9.1(dd)
Owned Intellectual Property	9.1(ee)
Owned Real Property	4.21(a)
Parent	Preamble
Parent Assets	5.4(b)
Parent Contracts	5.4(c)
Parent Disclosure Letter	V
Parent Material Adverse Effect	9.1(ff)
Parent Related Parties	9.13
Parent Related Party	9.13
Parent Termination Fee	8.6(c)
Paying Agent	3.2(a)
Payment Fund	3.2(b)

Term	Section
Permits	4.23(a)
Permitted Lien	9.1(gg)
Person	9.1(hh)
Personal Information	4.20(f)
Pre-2012 Stock Unit Award	3.3(b)
Preferred Stock	4.8(a)
Privacy Policy	4.20(f)
Promissory Note	1.5(c)
Real Estate Agreements	4.21(b)
Real Property Leases	4.21(b)
Related Party	4.24(a)
Representatives	9.1(ii)
Required Information	9.1(jj)
Requisite Company Vote	9.1(kk)
Requisite Notes Consent	9.1(ll)
Restricted Shares	3.3(b)
Rights	9.1(mm)
Rights Plan	4.26
Rights Redemption	6.4
Sarbanes-Oxley Act	4.10
Schedule 14D-9	1.3(b)
Schedule TO	1.2
SEC	4.6(b)
Securities Act	1.5(b)
Sponsors	5.6(a)
Subsequent Offering Period	1.1(b)
Subsidiary	9.1(oo)
Superior Proposal	9.1(pp)
Surviving Bylaws	2.6
Surviving Charter	2.5
Surviving Corporation	2.1
Takeover Laws	9.1(qq)
Takeover Proposal	9.1(rr)
Tax Returns	9.1(ss)
Taxes	9.1(tt)
Tender Offer	Recitals
Tender Offer Conditions	1.1(a)

Term	Section
Tender Offer Documents	1.2
Tender Support Agreement	Recitals
Termination Date	8.2(a)
Top-Up Closing	1.5(c)
Top-Up Closing Date	1.5(c)
Top-Up Option	1.5(a)
Top-Up Shares	1.5(a)
Transaction Claims	6.11(g)
TruPS Exchange	Recitals
TruPS Exchange Agreement	Recitals
Trust III Preferred Securities	4.8(h)
Trust IV	Recitals
Trust IV Preferred Securities	Recitals
Wholly-Owned Subsidiary	9.1(uu)
Willful and Material Breach	9.1(vv)
Wisconsin Statutes	9.1(ww)
Working Capital Facility	6.14(d)